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Exhibit 3.2a

FIRST AMENDMENT TO BYLAWS OF
MCCORMICK & SCHMICK'S SEAFOOD RESTAURANTS, INC.

        This First Amendment to Bylaws dated as of July 16, 2004 (this "First Amendment") amends the Bylaws of McCormick & Schmick's Seafood Restaurants, Inc., a Delaware corporation (the "Bylaws").

        1.     Section 1.6 is hereby added to the Bylaws to read in its entirety as follows:

  "Quorum.    The holders of a majority of the corporation's capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum."

        2.     Except as expressly set forth in this First Amendment, the Bylaws remain in full force and effect as written.

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FIRST AMENDMENT TO BYLAWS OF MCCORMICK & SCHMICK'S SEAFOOD RESTAURANTS, INC.